Exhibit (p)(21)

Code of Ethics

Sepio Capital, LP

Effective: August 12, 2020

This Code of Ethics is the property of Sepio Capital, LP and its contents are confidential. External distribution is not permitted without approval of the Chief Compliance Officer.

1.	Background

All owners, employees, independent contractors and other insiders (herein “Supervised Persons”) of Sepio Capital, LP (“Sepio Capital” or the “Advisor”) must comply with the Sepio Capital Code of Ethics (herein the “COE”), which sets forth the standard of business conduct for the Advisor and all of its Supervised Persons.

The COE has been adopted in compliance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and other applicable state and federal regulations (collectively the “Securities Laws”).

The COE is a dynamic document that is subject to periodic review by the Chief Compliance Officer (“CCO”) or delegate[s] as the Advisor’s business evolves. All Supervised Persons are bound by the provisions of the COE and shall be required to certify their understanding and willingness to follow the COE.

Key Definitions:

The following definitions are integral to the understanding of the COE. Additional terms are defined throughout the COE.

Supervised Person. Supervised Persons include all owners, employees, independent contractors and other insiders of the Advisor.

Access Person. Access Persons are any Supervised Persons that have “access” to nonpublic information regarding the purchase or sale of securities for any Client. Any Supervised Person that is an Investment Advisor Representative (“IAR”) of the Advisor must be classified as an “Access Person” due to access to Client information.

2.	Who is an Access Person?

The Advisor has determined that ALL Supervised Persons are also Access Persons based on the Advisor’s business model and access to Client information.

3.	Fiduciary Standards

The COE is based on the overriding principle that the Advisor is a fiduciary to every Client and must act in the best interests of every Client at all times. The confidence and trust placed in Sepio Capital by Clients is something we value and endeavor to protect. Accordingly, the Advisor has adopted the COE and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Securities Laws and the fiduciary duties owed to our Clients.

All Supervised Persons must conduct themselves at all times in accordance with the Securities Laws and the following mandates:

a)	Clients’ interests must always take priority. In the course of performing one’s duties and responsibilities, Supervised Persons must, at all times, place the interests of Clients ahead of one’s own personal interests.

b)	Conflicts of interest (or even the appearance of conflicts) must be avoided. Supervised Persons must not take advantage of the trust that Clients have placed in them or the Advisor. All Supervised Persons must avoid any situation that might present a conflict or the perception of a conflict of interest. All Supervised Persons must avoid situations that might be perceived as an impropriety or a compromise to the Supervised Person’s fulfillment of his/her duties and responsibilities.

Supervised Persons also must not:

a)	employ any device, scheme or artifice to defraud or disadvantage a Client;

b)	make any untrue statements of a material fact to a Client or omit to state to a Client any material fact[s] that are necessary to make the statements made (in light of the circumstances under which they are made) not misleading;

c)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

d)	engage in any manipulative practice with respect to a Client;

e)	use one’s position[s], or any investment opportunities presented by virtue of their position[s], to one’s personal advantage or to the detriment of a Client; or

f)	conduct personal trading activities in contravention of the COE or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

These core standards are meant as overriding guidelines to be adhered to in all current and emerging situations and are not limited to the detailed behavior specifically discussed in the COE.

4.	Duty of Confidentiality

Supervised Persons must, at all times, keep confidential any nonpublic information that they may obtain, as a result of their duties and responsibilities with the Advisor. This includes, but is not limited to, information concerning Clients or prospective clients, including their identities, investments, and/or account activity. This also includes any recommendations and actions made to or on behalf of Clients, except communications with broker/dealers or other custodians of client assets in the ordinary course of business. No confidential or nonpublic information is to be released without first consulting the CCO and receiving approval. Supervised Persons should be diligent to ensure that information is not released and that it is also protected from unlawful or inappropriate third-party access.

5.	Reporting and Investigating Concerns of Suspected Wrongdoing

Sepio Capital requires all Supervised Persons to promptly disclose concerns of suspected wrongdoing or violations of the COE.

Suspected wrongdoing and violations may include, but are not limited to:

●	violation[s] of the Securities Laws;

●	misuse of corporate assets;

●	misuse of nonpublic information; or

●	failure to follow any provision set forth in the COE.

Reports of any violations should be made directly to the CCO.

6.	Gifts and Entertainment

Supervised Persons may not offer, give, solicit or accept, in the course of business, any inducements, which may lead to conflicts of interest, without prior approval of the CCO.

Due to the various relationships the Advisor may have with its Clients, vendors and other entities, Supervised Persons generally may not solicit gifts or gratuities nor give inducements, except in accordance with these policies and procedures. The term “inducements” means gifts, entertainment and similar benefits which are offered to or given by Supervised Persons. Gifts of an extraordinary or extravagant nature to a Supervised Person are to be declined or returned so as not to compromise the reputation of the Supervised Person or the Advisor. Gifts of nominal value, as defined below, are generally acceptable.

Due to the personal nature of our services, the CCO may grant exceptions to this policy as long as such exception does not breach the Advisor’s fiduciary duty.

Business Gifts vs. Business Entertainment:

Entertainment. An event (e.g. a dining or social event) is considered entertainment if a representative of the Advisor is in attendance and there is a specific business purpose for the event. For example, if a Supervised Person invites a Client or prospective client to dinner, this activity would be permissible entertainment, as long as there is no conflict of interest.

Reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event, or comparable entertainment, which is neither so frequent nor so extensive as to raise any question of propriety, is appropriate.

If the individual or firm providing the entertainment is not present, the Advisor considers the event to be a “gift”. [Please see below.]

Gifts. Gifts of nominal value (generally, up to $500 per individual per year are appropriate. A relaxation of, or exemption from, these limits may only be granted by the CCO. The CCO or delegate shall maintain a log of all gifts and entertainment received or given in the course of business, except for any de minimis gifts or entertainment.

De minimis gifts and entertainment are defined as any gifts or entertainment with an estimated value under $50. Also, perishable items received, such as fruit baskets, other food as well as corporate logo apparel from an unaffiliated party are excluded from these requirements as long as such item does not otherwise conflict with the policies herein.

7.	Outside Business Activities

Any employment or other outside activity by a Supervised Person may result in possible conflicts of interest for the individual or for the Advisor and therefore should be reviewed and approved by the CCO or delegate prior to engaging in such activity.

Outside business activities, which must be reviewed and approved, include the following:

●	Being employed or compensated by any other entity;

●	Engaging in any other business including part-time, evening or weekend employment;

●	Serving as an officer, director, partner, etc., in any other entity;

●	Ownership interest in any non-publicly traded company or other private investments; or,

●	Any public speaking or writing activities.

Supervised Persons must complete an Outside Business Activities Form and receive prior approval from the CCO before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the individual’s responsibilities with the Advisor and any conflicts of interests may be addressed.

An individual seeking approval shall complete an Outside Business Activity Form to provide the following information to the CCO: (1) the name and address of the outside business organization; (2) a description of the business of the organization; (3) compensation and ownership, if any, to be received; (4) a description of the activities to be performed; and (5) the amount of time per month that will be spent on the outside activity.

The Supervised Person shall request an Outside Business Activity Form for such submission (Please see Item 11). Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO.

In addition, on an annual basis, all Supervised Persons will be required to complete an Outside Business Activity Form. (Please see Item 11).

8.	Political Contributions

Securities Laws1 define rules for political contributions made by the Advisor and its Supervised Persons. The intent of this rule is to prevent registered investment advisors from using political contributions to improperly influence state or local officials in the awarding of contracts for the management of government accounts (e.g. public pension plans).

The Advisor does not engage in any advisory relationship where there is a requirement to compensate an unaffiliated third party in order to obtain the privilege to conduct business with a political entity or individual. These practices are commonly referred to as “Pay to Play” and are considered prohibited transactions under the Securities Laws and the Advisor’s policies. Pay to Play situations are typically equated with political contributions, but actually include ANY entity where such compensation arrangement exists.

A political contribution is defined as any gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing any election for federal, state or local office. This definition includes any payment of debt incurred in connection with any such election; or transition or inaugural expenses incurred by the successful candidate for state or local office.

Campaign contributions and other payments to government Clients and elected officials able to exert influence on such Clients are prohibited by Supervised Persons of the Advisor. Any political campaign support or activity performed by Supervised Persons of the Advisor must be in one’s individual, personal capacity and may not entangle the Advisor in any way. ALL political contributions must be reported to the CCO prior to making such contributions.

The Advisor is prohibited from accepting a government entity as a Client within two (2) years after a contribution is made, above the de minimis amount noted below, to an official of the government entity by the Advisor or its Supervised Persons. This includes government entities receiving contributions by individuals that become Supervised Persons of the Advisor within two years of the individual making the contribution (i.e., contributions before employment).

The de minimis contribution amount to avoid this prohibition is $350 or less to officials for whom the Supervised Person was entitled to vote at the time of the contribution, or $150 to officials for whom the Supervised Person was not entitled to vote, per election.

In addition, any solicitors or third parties engaged by the Advisor will be required to disclose any solicitation activities involving Pay to Play arrangements or any activities involving government entities to the Advisor.

[1]	Rule 206(4)-5 of the Advisers Act defines requirements for Political Contributions.

9.	Insider Trading

The Advisor forbids any Supervised Person from trading, either personally or on behalf of others, on material nonpublic information (“MNPI”) or communicating MNPI to others in violation of the Securities Laws. This conduct is frequently referred to as “insider trading.”

Key Definitions:

Insider Trading. Insider trading is the use of material nonpublic information (MNPI”) when engaging in securities transactions or communicating MNPI to others.

Material Information. Material Information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Material Information includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Nonpublic Information. Nonpublic information is information that has not been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Penalties:

Penalties for trading on or communicating MNPI can be severe, both for firms and individuals involved in such unlawful conduct. An individual can be subject to some or all of the penalties below, even if there is no personal benefit from the violation. Penalties may include:

●	civil injunctions;

●	treble damages;

●	disgorgement of profits;

●	jail sentences and fines for the individual who committed the violation of up to three (3) times the profit gained or loss avoided, whether or not the individual actually benefited; and/or

●	fine[s] for the Advisor and/or other controlling person of up to the greater of $1,000,000 or three (3) times the amount of the profit gained or loss avoided.

In addition, any violation of the COE could also result in regulatory enforcement actions.

10.	Personal Securities Transactions

The Advisor seeks to ensure that the personal trading of its Access Persons does not conflict with the interests of any Client. The Advisor has adopted these policies and procedures designed to ensure that trading by Access Persons complies with the Advisor’s legal and fiduciary obligations.

This Personal Securities Transactions Policy applies to ALL Access Persons and covers ALL brokerage accounts held by an Access Person, their immediate family members, any other adult members in their household, any trusts of which they are a trustee or beneficiary and any other account for which the Access Person has a “direct or indirect beneficial interest”. The Advisor must maintain a record of all transactions in Reportable Securities in which an Access Person has a “direct or indirect beneficial interest.” The CCO will maintain personal trading records and transactions in keeping with the Advisor’s fiduciary and recordkeeping responsibilities.

To guard against any potential conflicts of interest with our Clients, Access Persons are required to disclose ALL “Covered Accounts” to the CCO or delegate.

The Advisor requires Access Persons to establish and maintain all accounts at the Advisor’s designated custodian[s] unless provided an exception and ensures that statements are provided to the CCO or delegate at least quarterly.

Supervised Persons shall be required to complete an annual and quarterly certification as detailed in Item 11 below.

Pre-clearance of Trades. The Advisor does not require the pre-clearance of trades, except for initial public offerings (“IPOs”), limited/private offerings and/or any securities on the Advisor’s Restricted List. In these instances, the Access Person shall obtain formal approval of the CCO in advance of any trades.

Key Definitions:

Direct or Indirect Beneficial Interest. A Direct or Indirect Beneficial Interest is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity (directly or indirectly) to profit or share in any profit derived from a transaction in Reportable Securities.

Reportable Securities. Reportable Securities2 include listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants), EXCEPT:

●	Direct obligations of the United States Government;

●	Bankers’ Acceptances;

●	Bank Certificates of Deposit (“CDs”);

●	Commercial Paper;

●	Other High Quality Short-term Debt Instruments, including Repurchase Agreements;

●	Shares issued by Money Market Funds;

●	Open-end Mutual Funds; and

●	Closed-end Funds and Unit Investment Trusts (“UIT’s”).

Covered Accounts. Covered Accounts include ALL brokerage accounts for which the Supervised Person has a direct or indirect beneficial interest and such account[s] have the ability to trade in Reportable Securities (as defined above).

[2]	Section 202(a)(18) of the Advisers Act defines Reportable Securities.

11.	Required Reports and Certifications

Holdings Reports. Holdings reports must include: (1) the title and type of security, and (as applicable) exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; (2) the name of any broker-dealer or custodian with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (3) the date the report is submitted.

Initial holdings reports are required to be submitted no later than ten (10) days after an individual becomes an Access Person by receiving this initial Code of Ethics and must be current as of a date no more than forty-five (45) days prior to the date the individual became an Access Person.

Annual holdings reports must be submitted by ALL Access Persons once every twelve (12) months with a deadline selected by the CCO and must be current as of a date no more than forty-five (45) days prior to submission.

Transaction Reports. Transaction reports, covering all transactions in Reportable Securities during the prior quarter, must be submitted no later than ten (10) days after the end of each calendar quarter. Transaction reports must contain the following information about each transaction in any reportable security in which the Access Person had, or by reason of the transaction acquired, any direct or indirect beneficial ownership: (1) the date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transaction; (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date of the report.

Exceptions from Reporting Requirements. Reports are not required: (1) with respect to securities held in accounts over which the Access Person had no direct influence or control; (2) with respect to transactions effected pursuant to an automatic investment plan; or (3) accounts that can hold ONLY open-end mutual funds (A brokerage account that only has mutual funds, but could purchase or sell stocks, bonds and exchange traded funds (“ETFs”) are “Covered Accounts” and must be reported.)

Review of Reports. Upon receipt of each Holding Report or Transaction Report, the CCO or delegate will review it to determine whether or not there are any questions about the contents, including the securities referenced, size, timing or other aspects of the holding or transaction that require further inquiry.

In particular, these personal securities reports will be reviewed for unauthorized trading relating (but not limited) to the following issues:

●	securities currently on the Restricted List;

●	initial public offerings;

●	private placements;

●	any securities that may be potentially affected by inside information that the Advisor or Access Person may possess;

●	market timing;

●	front running;

●	participating in block trades to the disadvantage of Clients;

●	trading activity in contravention to advice given to Clients.

Personal Securities Holdings and Transaction Reports will be reviewed by the CCO or delegate within a time period specified by the CCO. If a problem or concern is detected, the CCO will immediately take appropriate action on any items that may conflict or potentially cause a conflict with the COE. Documentation of any actions taken, including any resolution or remediation, will be created and maintained by the CCO. The CCO shall maintain documentation of all reviews with the Advisor’s books and records.

Annual Code of Ethics Certification. All Supervised Persons must certify annually to the CCO that they have read and understand the COE; that they have complied with ALL requirements of the COE and that they have provided the CCO with all transactions required to be reported under the COE. The CCO will ensure that each Supervised Person has continued access to the current copy of the COE along with required certifications.

Annual Disciplinary Certification. All Supervised Persons must communicate any legal, regulatory or financial matters to the CCO immediately. The CCO will also administer, at least annually, a certification that each Supervised Person shall be required to complete.

Quarterly Securities Certification. All Supervised Persons are required to submit copies of quarterly brokerage statements of Covered Accounts for compliance review. Each Supervised Person will be required to complete a quarterly certification regarding their personal accounts and trading activity.

Outside Business Activity Certification. All Supervised Persons are required to certify all Outside Business Activities annually, at the direction of the CCO or delegate.

12.	Sanctions

In the event of a violation of the COE, the CCO will impose such sanctions as deemed necessary and appropriate. Sanctions range from a letter of censure, suspension of employment without pay, referral to the appropriate regulatory agency or permanent termination of employment.

13.	Review of Compliance Reports on the Code of Ethics

The CCO will include in the Annual CCO Report, all issues including, but not limited to, the following:

●	a description of issues that have arisen under the COE since the last reporting period including such items as any violations of the COE;

●	sanctions imposed in response to the violations; and

●	changes in the COE and any recommended changes.

14.	Books & Records

The CCO or delegate will maintain all records required by the Securities Laws3, including copies of the COE, records of violations and sanctions, if applicable, holdings and transactions reports, copies of Supervised Persons certifications, a list of all Access Persons within the last five (5) years, and copies of the annual reports.

15.	Exceptions to the Code of Ethics

The CCO may grant exceptions to certain substantive restrictions in appropriate circumstances (e.g., personal hardship) and will maintain records to justify such exceptions.

16.	Certification of the Code of Ethics

Supervised Persons are required to read and certify their understanding and willingness to comply with the COE. Certifications are provided online through our compliance support firm AdvisorAssist, LLC. Certifications will be administered by or on behalf of the CCO.

[3]	Rule 204-2 of the Advisers Act defines requirements for maintaining Books & Records.